Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 13, 2024, with respect to the financial statements and financial highlights of the Global Equity Portfolio, International Equity Portfolio, International Developed Markets Equity Portfolio, International Carbon Transition Equity Portfolio, International Small Companies Portfolio, Institutional Emerging Markets Portfolio, Emerging Markets Portfolio, Emerging Markets ex China Portfolio, Chinese Equity Portfolio, and Frontier Emerging Markets Portfolio (each a portfolio of Harding, Loevner Funds, Inc.), incorporated herein by reference. We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
February 28, 2025